Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-128860) of The Walt Disney Company of our report dated June 26, 2019 relating to the statement of net assets available for benefits as of December 31, 2018, including the related notes, of Disney Savings and Investment Plan, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP
Los Angeles, CA
June 24, 2020